Exhibit 99.1

VINCE HOLDING CORP. REPORTS THIRD QUARTER 2024 RESULTS

Net Sales of $80.2 Million

Gross Margin Increased 580 basis points vs. Q3 FY2023

Reiterates Full Year FY2024 Outlook

NEW YORK, New York – December 10, 2024 – Vince Holding Corp. (NYSE: VNCE) ("VNCE" or the "Company"), a global contemporary retailer, today reported its financial results for the third quarter ended November 2, 2024.

David Stefko, Interim Chief Executive Officer of VNCE said, "Our ongoing focus on driving a healthier, full-price business and executing on our Transformation Plan continues to yield strong results, as evidenced by the significant gross margin expansion and improved profitability we delivered in the third quarter compared to the prior year. While revenue fell slightly short of our expectations, primarily due to lower in-season reorders in our international wholesale business and lower than expected outlet channel sales, the underlying strength of the Vince brand continues to resonate with customers. As we look ahead, we expect to continue to execute a healthy full price business across all channels, and are very encouraged by the results we have driven thus far in the fourth quarter. While we remain prudent with our outlook given the shortened holiday selling season and the ongoing uncertainty around the consumer, we believe we are well positioned to deliver on our objectives for this year."

In this press release, the Company is presenting its financial results in conformity with U.S. generally accepted accounting principles ("GAAP") as well as on an "adjusted" basis. Adjusted results presented in this press release are non-GAAP financial measures. See "Non-GAAP Financial Measures" below for more information about the Company's use of non-GAAP financial measures and Exhibit 3 to this press release for a reconciliation of GAAP measures to such non-GAAP measures.

For the third quarter ended November 2, 2024:

•
Total Company net sales decreased 4.7% to $80.2 million compared to $84.1 million in the third quarter of fiscal 2023. The year-over-year decrease was driven by an 8.3% decrease in Vince brand direct-to-consumer sales and a 2.2% decrease in Vince brand wholesale sales.
•
Gross profit was $40.1 million, or 50.0% of net sales, compared to gross profit of $37.2 million, or 44.2% of net sales, in the third quarter of fiscal 2023. The increase in gross margin rate was primarily driven by approximately 480 basis points related to lower product costing and freight costs and 80 basis points related to lower promotional activity in the direct-to-consumer segment and lower discounting. These factors were partially offset by approximately 50 basis points attributable to channel mix.
•
Selling, general, and administrative expenses were $34.3 million, or 42.8% of sales, compared to $34.4 million, or 40.9% of sales, in the third quarter of fiscal 2023. SG&A dollars were relatively flat compared to the prior year as a $0.5 million decrease in marketing and advertising expenses, a $0.3 million decrease in rent and occupancy costs, and $0.2 million of expense favorability compared to last year given the transaction-related expenses (the "Transaction Expenses") associated with the Authentic Transaction (defined below), was offset by $0.8 million in increased compensation and benefits due primarily to higher severance and incentive compensation.
•
Income from operations was $5.8 million compared to income from operations of $2.8 million in the same period last year. Excluding the $0.2 million of Transaction Expenses, Adjusted income from operations* in the third quarter of fiscal 2023 was $3.1 million.
•
Provision (benefit) for income taxes was $0 as the Company has year-to-date ordinary pre-tax losses for the interim period and is anticipating annual ordinary pre-tax income for the fiscal year. The Company has determined that it is more likely than not that the tax benefit of the year-to-date ordinary pre-tax loss will not be realized in the current or future years and as such, tax provisions for the interim periods should not be recognized until the Company has year-to-date ordinary pre-tax income. This compares to an income tax provision of $0.5 million in the same period last year.
•
Net income was $4.3 million or $0.34 per diluted share compared to net income of $1.0 million or $0.08 per share in the same period last year. Excluding the Transaction Expenses, Adjusted net income* in the third quarter of fiscal 2023 was $1.8 million or $0.15 per share.
•
The Company ended the quarter with 61 company-operated Vince stores, a net decrease of 5 stores since the third quarter of fiscal 2023.

Vince Third Quarter Review

•
Net sales decreased 4.7% to $80.2 million as compared to the third quarter of fiscal 2023.
•
Wholesale segment sales decreased 2.2% to $48.8 million compared to the third quarter of fiscal 2023.
•
Direct-to-consumer segment sales decreased 8.3% to $31.4 million compared to the third quarter of fiscal 2023.
•
Income from operations excluding unallocated corporate expenses was $18.8 million compared to income from operations of $15.1 million in the same period last year.

Rebecca Taylor and Parker Third Quarter Review

•
On September 12, 2022, the Company announced the strategic decision to wind down its Rebecca Taylor business to focus its resources on the Vince brand. The wind down of the Rebecca Taylor business was completed in Q2 Fiscal 2023.
•
Following the completion of the wind down of the Rebecca Taylor business in Fiscal 2023, in the first quarter of Fiscal 2024, the Company completed a nominal sale of all outstanding shares of Rebecca Taylor, which prior to the sale was in a net liability position, resulting in a gain of $7.6 million ("Gain on Sale of Subsidiary").
•
Given the completion of the wind down of the Rebecca Taylor business, there was no income from operations associated with the Rebecca Taylor and Parker segment in the third quarter of fiscal 2024.

Net Sales and Operating Results by Segment:

	Three Months Ended
	November 2,	October 28,
(in thousands)	2024	2023
Net Sales:
Vince Wholesale	$48,765	$49,840
Vince Direct-to-consumer	31,397	34,236
Rebecca Taylor and Parker	—	—
Total net sales	$80,162	$84,076

Income (loss) from operations:
Vince Wholesale	$18,223	$15,167
Vince Direct-to-consumer	614	(48)
Rebecca Taylor and Parker	—	(6)
Subtotal	18,837	15,113
Unallocated corporate (1)	(13,076)	(12,284)
Total income from operations	$5,761	$2,829

(1) Unallocated corporate expenses are related to the Vince brand and are comprised of selling, general and administrative expenses attributable to corporate and administrative activities (such as marketing, design, finance, information technology, legal and human resource departments), and other charges that are not directly attributable to the Company's Vince Wholesale and Vince Direct-to-consumer reportable segments. In addition, unallocated corporate expenses for the third quarter of fiscal 2023 includes $0.2 million in Transaction Expenses.

Balance Sheet

At the end of the third quarter of fiscal 2024, total borrowings under the Company's debt agreements totaled $50.8 million and the Company had $44.1 million of excess availability under its revolving credit facility.

Net inventory at the end of the third quarter of fiscal 2024 was $63.8 million compared to $69.6 million at the end of the third quarter of fiscal 2023. The year-over-year decrease in inventory was driven by a decline in Vince as the Company rebalanced its inventory purchases for the current season.

During the quarter ended November 2, 2024, the Company did not issue shares of common stock under the ATM program. The Company continues to have shares available under the program to exercise with proceeds to be used as sources, along with cash from operations, to fund future growth.

Transformation Program

On October 31, 2023, the Company announced its Transformation Program focused on driving enhanced profitability through an improved gross margin profile and an optimized expense structure. The Transformation Program is expected to result in over $30 million in savings over the next three years, including approximately $10 million of savings in fiscal 2024. As of the end of the third quarter of fiscal 2024, the Company is ahead of its plan to achieve its fiscal 2024 target.

Strategic Partnership with Authentic Brands Group

On May 25, 2023, the Company announced that it completed the previously announced transaction (the "Authentic Transaction") with Authentic Brands Group ("Authentic").

In connection with the Authentic Transaction, VNCE entered into an exclusive, long-term license agreement (the "License Agreement") with Authentic for usage of the contributed intellectual property for VNCE's existing business in a manner consistent with the Company's current wholesale, retail and e-commerce operations. The

License Agreement contains an initial ten-year term and eight ten-year renewal options allowing VNCE to renew the agreement.

Outlook

For the fourth quarter of fiscal 2024 the Company expects total company net sales to be down mid-single-digits to up low-single digits compared to $75.3 million in the fourth quarter of fiscal 2023. The Company expects fourth quarter fiscal 2024 total company operating margin to increase 200 basis points to 300 basis points compared to total company operating margin of (2.2)% in the fourth quarter of fiscal 2023.

For full year fiscal 2024 the Company continues to expect total company net sales to decrease in the low-single-digit range compared to $292.9 million in fiscal 2023. The Company continues to expect full year fiscal 2024 total company operating margin, excluding the $7.6 million Gain on Sale of Subsidiary recorded in the first quarter, to increase 25 basis points to 50 basis points compared to total company adjusted operating margin of 1.4% in fiscal 2023. This outlook includes an approximate 140 basis point negative impact from non-comparable royalty expenses through May 2024.

As a reminder, fiscal 2023 included a 53rd week which represented approximately $2.2 million in net sales. The outlook for fiscal 2024 incorporates the impact from the comparison of a 52-week fiscal year to a 53-week fiscal year.

*Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company has provided, with respect to the financial results relating to the nine months ended November 2, 2024 and the three and nine months ended October 28, 2023, respectively, adjusted income (loss) from operations, adjusted income (loss) before income taxes and equity in net income of equity method investment, adjusted income (loss) before equity in net income of equity method investment, adjusted net income (loss), and adjusted earnings (loss) per share, which are non-GAAP measures, in order to eliminate the effect of the Gain on Sale of Subsidiary, Gain on Sale of Vince Intangible Assets, Transaction Expenses, the Gain on Sale of Parker Intangible Assets and the associated income tax impact. The Company believes that the presentation of these non-GAAP measures facilitates an understanding of the Company's continuing operations without the impact associated with the aforementioned items. While these types of events can and do recur periodically, they are excluded from the indicated financial information due to their impact on the comparability of earnings across periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. A reconciliation of GAAP to non-GAAP results has been provided in Exhibit 3 to this press release.

Conference Call

A conference call to discuss the third quarter results will be held today, December 10, 2024, at 8:30 a.m. ET, hosted by Vince Holding Corp. Interim Chief Executive Officer, Dave Stefko, and Chief Financial Officer, John Szczepanski. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 470-1428, conference ID 402475. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com.

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global retail company that operates the Vince brand women's and men's ready to wear business. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day effortless style. Vince Holding Corp. operates 47 full-price retail stores, 14 outlet stores, and its e-commerce site, vince.com and through its subscription service Vince Unfold, www.vinceunfold.com, as well as through premium wholesale channels globally. Please visit www.vince.com for more information.

Forward-Looking Statements: This document, and any statements incorporated by reference herein contain forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under “Outlook” above as well as statements regarding, among other things, our current expectations about possible or assumed future results of operations of the Company and are indicated by words or phrases such as "may," "will," "should," "believe," "expect," "seek," "anticipate," "intend," "estimate," "plan," "target," "project," "forecast," "envision" and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to maintain the license agreement with ABG Vince, a subsidiary of Authentic Brands Group; ABG Vince's expansion of the Vince brand into other categories and territories; ABG Vince's approval rights and other actions; our ability to maintain adequate cash flow from operations or availability under our revolving credit facility to meet our liquidity needs; restrictions on our operations under our credit facilities, our ability to realize the benefits of our strategic initiatives; our ability to improve our profitability; the execution of our customer strategy; our operating experience and brand recognition in international markets; the execution and management of our direct-to-consumer business growth plans; our ability to make lease payments when due; our ability to maintain our larger wholesale partners; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; actual or perceived general economic conditions; our ability to remediate the identified material weakness in our internal control over financial reporting; our ability to comply with domestic and international laws, regulations and orders; increased scrutiny regarding our approach to sustainability matters and environmental, social and governance practices; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection and customer service; the transition associated with the appointment of an interim chief executive officer; our ability to attract and retain key personnel; seasonal and quarterly variations in our revenue and income; further impairment of our goodwill; the protection and enforcement of intellectual property rights relating to the Vince brand; our ability to complete the wind down of the Rebecca Taylor business; our ability to mitigate system security risk issues, such as cyber or malware attacks, as well as other major system failures; our ability to optimize our systems, processes and functions; our ability to comply with privacy-related obligations; our ability to ensure the proper operation of the distribution facilities by third-party logistics providers; fluctuations in the price, availability and quality of raw materials; the extent of our foreign sourcing; our reliance on independent manufacturers; the ethical business and compliance practices of our independent manufacturers; our status as a “controlled company”; our status as a “smaller reporting company”; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under "Item 1A—Risk Factors" in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Caitlin Churchill, 646-277-1274
Caitlin.Churchill@icrinc.com

Vince Holding Corp. and Subsidiaries				Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data)

	Three Months Ended		Nine Months Ended
	November 2,	October 28,	November 2,	October 28,
	2024	2023	2024	2023
Net sales	$80,162	$84,076	$213,502	$217,579
Cost of products sold	40,104	46,891	108,400	118,454
Gross profit	40,058	37,185	105,102	99,125
as a % of net sales	50.0%	44.2%	49.2%	45.6%
Gain on sale of intangible assets	—	—	—	(32,808)
Gain on sale of subsidiary	—	—	(7,634)	—
Selling, general and administrative expenses	34,297	34,356	100,241	98,630
as a % of net sales	42.8%	40.9%	47.0%	45.3%
Income from operations	5,761	2,829	12,495	33,303
as a % of net sales	7.2%	3.4%	5.9%	15.3%
Interest expense, net	1,691	1,993	4,984	9,420
Income before income taxes and equity in net income of equity method investment	4,070	836	7,511	23,883
Provision (benefit) for income taxes	—	509	(1,681)	(5,368)
Income before equity in net income of equity method investment	4,070	327	9,192	29,251
Equity in net income of equity method investment	279	656	106	863
Net income	$4,349	$983	$9,298	$30,114
Earnings per share:
Basic earnings per share	$0.35	$0.08	$0.74	$2.42
Diluted earnings per share	$0.34	$0.08	$0.74	$2.41
Weighted average shares outstanding:
Basic	12,604,528	12,492,278	12,560,720	12,420,991
Diluted	12,698,188	12,497,328	12,614,960	12,472,878

Vince Holding Corp. and Subsidiaries			Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	November 2,	February 3,	October 28,
	2024	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$892	$357	$1,217
Trade receivables, net	29,445	20,671	28,334
Inventories, net	63,775	58,777	69,560
Prepaid expenses and other current assets	6,374	4,997	5,082
Total current assets	100,486	84,802	104,193
Property and equipment, net	6,784	6,972	7,651
Operating lease right-of-use assets	89,067	73,003	72,591
Goodwill	31,973	31,973	31,973
Equity method investment	23,554	26,147	26,500
Other assets	2,840	2,252	2,384
Total assets	$254,704	$225,149	$245,292

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$27,024	$31,678	$30,451
Accrued salaries and employee benefits	6,667	3,967	3,726
Other accrued expenses	9,830	8,980	10,824
Short-term lease liabilities	14,174	16,803	18,477
Total current liabilities	57,695	61,428	63,478
Long-term debt	50,600	43,950	57,926
Long-term lease liabilities	85,275	67,705	69,447
Deferred income tax liability and other liabilities	4,030	4,913	3,029
Stockholders' equity	57,104	47,153	51,412
Total liabilities and stockholders' equity	$254,704	$225,149	$245,292

Vince Holding Corp. and Subsidiaries			Exhibit (3)
Reconciliation of GAAP to Non-GAAP measures
(Unaudited, amounts in thousands except share and per share amounts)

	For the Nine Months ended November 2, 2024
	As Reported (GAAP)	Gain on sale of subsidiary	As Adjusted (Non-GAAP)

Income from operations	$12,495	$7,634	$4,861
Interest expense, net	4,984	—	4,984
Income (loss) before income taxes and equity in net loss of equity method investment	7,511	7,634	(123)
Benefit for income taxes	(1,681)	—	(1,681)
Income before equity in net income of equity method investment	9,192	7,634	1,558
Equity in net income of equity method investment	106	—	106
Net income	$9,298	$7,634	$1,664
Earnings per share (1)	$0.74	$0.61	$0.13

	For the Three Months ended October 28, 2023
	As Reported (GAAP)	Transaction Related Expenses Associated with the Authentic Transaction	Income tax effect (3)	As Adjusted (Non-GAAP)

Income (loss) from operations	$2,829	$(248)	$—	$3,077
Interest expense, net	1,993	—	—	1,993
Income (loss) before income taxes and equity in net income of equity method investment.	836	(248)	—	1,084
Provision (benefit) for income taxes	509	—	604	(95)
Income (loss) before equity in net income of equity method investment	327	(248)	(604)	1,179
Equity in net income of equity method investment	656	—	—	656
Net income (loss)	$983	$(248)	$(604)	$1,835
Earnings (loss) per share (2)	$0.08	$(0.02)	$(0.05)	$0.15

	For the Nine Months ended October 28, 2023
	As Reported (GAAP)	Gain on Sale of Vince Intangible Assets	Transaction Related Expenses Associated with the Authentic Transaction	Gain on Sale of Parker Intangible Assets	Transaction Related Expenses Associated with the sale of Parker Intangible Assets	Income tax effect (3)	As Adjusted (Non-GAAP)

Income (loss) from operations	$33,303	$32,043	$(5,030)	$765	$(150)	$—	$5,675
Interest expense, net	9,420	—	—	—	—	—	9,420
Income (loss) before income taxes and equity in net income of equity method investment.	23,883	32,043	(5,030)	765	(150)	—	(3,745)
(Benefit) Provision for income taxes	(5,368)	—	—	—	—	(5,523)	155
Income (loss) before equity in net income of equity method investment	29,251	32,043	(5,030)	765	(150)	5,523	(3,900)
Equity in net income of equity method investment	863	—	—	—	—	—	863
Net income (loss)	$30,114	$32,043	$(5,030)	$765	$(150)	$5,523	$(3,037)
Earnings (loss) per share (2)	$2.41	$2.57	$(0.40)	$0.06	$(0.01)	$0.44	$(0.24)

(1) As reported and as adjusted are based on diluted weighted-average shares outstanding of 12,698,188 for the three months and 12,614,960 for the nine months ended November 2, 2024, respectively.

(2) As reported and as adjusted are based on diluted weighted-average shares outstanding of 12,497,328 for the three months ended October 28, 2023. As reported is based on diluted weighted-average shares outstanding of 12,472,878 and as adjusted is based on basic weighted average shares outstanding of 12,420,991 for the nine months ended October 28, 2023. Accordingly, the sum of the as reported earnings (loss) per share and the reconciling items may not equal the as adjusted earnings (loss) per share.

(3) Income tax effect is due primarily to the discrete tax impact associated with the Authentic Transaction related items and for the nine months ended October 28, 2023 is inclusive of a $6.0 million discrete tax benefit. This discrete tax benefit is due to the change in classification of the Company's Vince tradename indefinite-lived intangibles to Assets Held for Sale made during the first quarter as a result of the Authentic Transaction.